Exhibit 99.1

News Release

Ronald T. Hundzinski, Current Chief Financial Officer,

to Retire From BorgWarner

BorgWarner Appoints Thomas J. McGill

Interim Chief Financial Officer Effective January 1, 2019

Auburn Hills, Michigan, OCTOBER 19, 2018 – BorgWarner announced today the appointment of Thomas J. McGill to the role of interim Chief Financial Officer, effective January 1, 2019. Mr. McGill will succeed Ron Hundzinski, 59, who will remain with the company through the end of 2018 to ensure a smooth transition of responsibilities before retiring from the company effective December 31, 2018. Management has initiated a comprehensive search process, which includes hiring an external search firm, to consider internal and external candidates to permanently fill the Chief Financial Officer position.

     Mr. McGill, 52, has been with BorgWarner for more than 17 years and currently serves as the company’s Vice President and Treasurer reporting directly to Mr. Hundzinski, a corporate position he has held for the past six years. During his time at the company, Mr. McGill has worked in numerous corporate and operations positions. In these senior roles, he has gained comprehensive, executive-level financial and operational experience in areas including cash management, capital allocation, balance sheet oversight, external reporting, internal controls, international and domestic tax planning, post-acquisition integration, and restructuring activities. Mr. McGill holds a bachelor’s degree in accounting from the University of Illinois and an MBA from the University of Chicago.

     “I would like to personally thank Ron for his tremendous contributions over the years to our company, particularly his leadership in continuing the legacy of financial discipline that is a cornerstone of our company’s success,” said Frederic Lissalde, President and CEO. “I speak for the entire management team in wishing Ron well in future career opportunities, and we appreciate his commitment to helping with the transition of his role through the end of the year. I have the utmost confidence in Tom and know that he will continue to be a great asset as he leads our financial team in this interim role.”

About BorgWarner

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 66 locations in 18 countries, the company employs approximately 29,000 worldwide. For more information, please visit borgwarner.com.

Statements in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “initiative,” “intends,” “outlook,” “plans,” “potential,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; and future changes in laws and regulations in the countries in which we operate, as well as other risks noted in reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.

PR contact: Kathy Graham Phone: +1 248-754-0550 Email: mediacontact@borgwarner.com	IR contact: Patrick Nolan Phone: +1 248-754-0884